UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2017

ANGI Homeservices Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14023 Denver West Parkway, Building 64 Golden, CO	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                   Entry into a Material Definitive Agreement.

Term Loan Facility

On November 1, 2017, ANGI Homeservices Inc. (the “Company”), entered into a credit agreement by and among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”), providing for a $275 million term loan facility (the “Term Loan Facility”).

The Company expects to use the proceeds of the loans under the Term Loan Facility to repay certain indebtedness owed to IAC Group, LLC, a subsidiary of IAC/InterActiveCorp, and for general corporate purposes.

Borrowings under the Term Loan Facility bear interest, at the Company’s option, at either (a) a base rate or (b) LIBOR, in each case plus an applicable margin (the “Applicable Margin”). The Applicable Margin is a percentage (i) from 0.75% to 1.50% for loans bearing interest at the base rate and (ii) from 1.75% to 2.50% for LIBOR loans, with the Applicable Margin in each instance depending on the Company’s consolidated net leverage ratio. The Term Loan Facility will mature in five years and will require quarterly amortization payments of 1.25% of the original principal amount thereof in the first three years, 2.5% of the original principal amount thereof in the fourth year and 3.75% of the original principal amount thereof thereafter. The Term Loan Facility provides for asset sale and event of loss prepayment requirements, in each case subject to certain exceptions.

Obligations under the Credit Agreement, including those under the Term Loan Facility, are guaranteed by the Company’s material wholly owned domestic subsidiaries, subject to certain exceptions (the “Credit Agreement Guarantors”), and are secured by substantially all of the assets of the Company and the Credit Agreement Guarantors, subject to certain exceptions.

While the Term Loan Facility remains outstanding, the Company has the right under the Credit Agreement to add one or more incremental term loan or revolving facilities up to the greater of (x) $100 million and (y) such other amount, so long as, on a pro forma basis, the Company’s consolidated net leverage ratio is equal to or less than 4.25 to 1.00 and its consolidated secured net leverage ratio is equal to or less than 3.50 to 1.00 (as each such term is defined in the Credit Agreement).

The Credit Agreement contains a number of covenants that restrict the Company’s and its restricted subsidiaries’ ability to take specified actions, including, among other things and subject to certain exceptions: (i) creating liens; (ii) incurring indebtedness; (iii) making investments and acquisitions; (iv) engaging in mergers, dissolutions and other fundamental changes; (v) making dispositions; (vi) making restricted payments, including dividends and certain prepayments of junior debt; (vii) consummating transactions with affiliates; (viii) entering into sale-leaseback transactions; (ix) placing restrictions on distributions from subsidiaries; and (x) changing their fiscal year.

Under the Credit Agreement, the Company is required to maintain (i) a consolidated net leverage ratio of no greater than 4.50 to 1.00 and (ii) an interest coverage ratio of not less than 2.50 to 1.00, in each case as of the end of each fiscal quarter.

The Credit Agreement also contains customary affirmative covenants and events of default.

Item 2.03                   Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)                              Exhibits.  See Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 1, 2017, by and among ANGI Homeservices Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

By:	/s/ Glenn H. Schiffman
Name:	Glenn H. Schiffman
Title:	Chief Financial Officer

Date: November 2, 2017